NEWS RELEASE

October 27, 2020

NCR Announces Third Quarter 2020 Results

ATLANTA - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended September 30, 2020. Third quarter and other recent highlights include:

•Year to date cash flow provided by operating activities of $495 million ($226 million in 2019);
Year to date free cash flow of $299 million (free cash outflow of $21 million in 2019)
•Revenue of $1.59 billion down 11%; Recurring revenue up 5%
•GAAP diluted EPS of $0.19; Non-GAAP diluted EPS of $0.54
•Executing strategy to shift the mix to more software, services and recurring revenue
•Reduced leverage and simplified capital structure

“Our third quarter performance reflects solid execution of our strategy and the resiliency of our solutions in a difficult operating environment that continues to be impacted by COVID-19,” said Michael Hayford, President and Chief Executive Officer. We generated healthy recurring revenue growth in the quarter and implemented productivity improvement initiatives to drive accelerated margin expansion. EBITDA margin expanded to 15.7%, representing sequential and year-over-year improvement. In addition, we delivered strong free cash flow and have recently taken steps to reduce our leverage and simplify our capital structure. Looking ahead, we still face a challenging operating environment but we remain confident in our ability to execute our strategy and grow recurring revenue, drive cash flow generation and expand margins. Our liquidity position remains solid and we are focused on finishing the year strong. We are positioning NCR to drive success for our customers and long-term sustainable growth for our stakeholders.”

In this release, we use certain non-GAAP measures, including presenting certain measures on a constant currency basis. These non-GAAP measures include "free cash flow" and others with the words “non-GAAP," or "constant currency" in their titles. These non-GAAP measures are listed, described and reconciled to their most directly comparable GAAP measures under the heading "Non-GAAP Financial Measures" later in this release.

Third Quarter 2020 Operating Results

Revenue
Third quarter revenue of $1,589 million was down 11% year over year. Foreign currency fluctuations did not have an impact on the revenue comparison. The COVID-19 pandemic had a significant impact to revenue and the shift from selling perpetual software licenses to recurring revenue lowered revenue by $27 million. The following table shows revenue for the third quarter:

$ in millions	Q3 2020	Q3 2019	% Increase (Decrease)	% Increase (Decrease) Constant Currency
Banking	$777	$942	(18%)	(17%)
Retail	556	539	3%	2%
Hospitality	173	216	(20%)	(20%)
Other	83	86	(3%)	(5%)
Total Revenue	$1,589	$1,783	(11%)	(11%)

Software	$468	$512	(9%)	(9%)
Services	655	640	2%	3%
Hardware	466	631	(26%)	(26%)
ATM	219	368	(40%)	(40%)
SCO/POS	247	263	(6%)	(7%)
Total Revenue	$1,589	$1,783	(11%)	(11%)
Software & Services %	71%	65%

Recurring Revenue	$848	$806	5%	6%
Recurring Revenue %	53%	45%

Banking revenue decreased 18% due to the continued impact of the COVID-19 pandemic driven by a 40% decline in ATM hardware revenue. An accelerated shift from selling perpetual software licenses to recurring revenue also impacted the year-over-year revenue comparison. Foreign currency fluctuations had an unfavorable impact of 1% on the revenue comparison.

Retail revenue increased 3% due to an increase in self-checkout revenue and services revenue, partially offset by lower point-of-sale revenue. Foreign currency fluctuations had a favorable impact of 1% on the revenue comparison.

Hospitality revenue decreased 20% driven primarily by a decline in hardware revenue. Foreign currency fluctuations did not have an impact on the revenue comparison.

Gross Margin
Third quarter gross margin of $427 million decreased from $507 million in the prior year period. Gross margin rate was 26.9%, down from 28.4%. Third quarter gross margin (non-GAAP) of $446 million decreased from $513 million in the prior year period. Gross margin rate (non-GAAP) was 28.1%, down from 28.8%. The decreases in gross margin rate, both GAAP and non-GAAP, were driven by the reduction in revenue impacted by the COVID-19 pandemic as well as the impact from the shift to recurring revenue.

Operating Expenses
Third quarter operating expenses of $309 million decreased from $335 million in the prior year period. Third quarter operating expenses (non-GAAP) of $288 million decreased from $311 million in the prior year period. The decreases in operating expenses, both GAAP and non-GAAP, were primarily due to a reduction from initiatives implemented earlier in the year to address the business impacts from COVID-19, including among others, salary reductions, elimination of certain contractors and curtailing travel, as well as productivity improvement initiatives executed late in the third quarter, partially offset by an increase in account receivable reserves.

Operating Income
Third quarter income from operations of $118 million decreased from income from operations of $172 million in the prior year period. Third quarter operating income (non-GAAP) of $158 million decreased from $202 million in the prior year period. The decreases in operating income, both GAAP and non-GAAP, were driven by impacts to gross margin and operating expenses described above.

Other Expense/Income
Third quarter other expense (GAAP) of $86 million increased from $64 million in the prior year period. The increase in other expense (GAAP) was primarily driven by $20 million associated with the early extinguishment of bonds. Third quarter other expense (non-GAAP) of $66 million increased from $58 million. The increase in other expense, (non-GAAP) was due to $7 million of higher interest expense, partially offset by a decrease in foreign currency losses.

Income Tax Expense/Benefit
Third quarter income tax expense of zero decreased from an income tax expense of $4 million in the prior year period. The third quarter effective income tax rate was 0%, compared to 4% in the prior year period. The decrease in income tax expense (GAAP) was primarily driven by lower income before taxes, partially offset a decrease in discrete tax benefits. In the prior year period, the discrete tax benefits were primarily the release of a $25 million valuation allowance related to certain non-US deferred tax assets.

Third quarter income tax expense (non-GAAP) of $14 million decreased from $34 million in the prior year period. The third quarter effective income tax rate (non-GAAP) was 15%, compared to 24% in the prior year period. The decrease in income tax expense (non-GAAP) was primarily driven by an increase in discrete tax benefits, as well as lower income before taxes.

Net Income from Continuing Operations Attributable to NCR
Third quarter net income from continuing operations attributable to NCR of $31 million decreased from $105 million in the prior year period. The decrease in net income from continuing operations attributable to NCR was driven by impacts to gross margin and operating expenses described above.

Adjusted EBITDA
Third quarter adjusted EBITDA of $249 million decreased from $278 million in the prior year period. The decrease in Adjusted EBITDA was driven by impacts to gross margin and operating expenses described above.

Cash Flow
Third quarter cash provided by operating activities of $212 million increased from cash provided by operating activities of $155 million in the prior year period. Third quarter free cash flow was $150 million, compared to free cash flow of $57 million in the prior year period. The increases in cash provided by operating activities and free cash flow were both driven primarily by working capital improvements.

Capital Structure Update

We are taking steps to reduce our finance leverage and simplify our capital structure. In August, we closed two new bond offerings for $650 million at 5.00% and $450 million at 5.25% with maturities of 8- and 10- years. We used a portion of the proceeds to redeem the $600 million 5.00% senior notes and the $700 million 6.375% senior notes. In total, we redeemed $1.3 billion of debt and issued $1.1 billion of debt to delever by $200 million. At the beginning of the fourth quarter we repurchased 132,000 shares of the outstanding Series A Convertible Preferred Stock for $144 million, which represented approximately 32% of NCR's outstanding convertible preferred stock. Additionally, early in the fourth quarter, we paid down $470 million of the revolver based on the strong free cash flow performance year to date and our confidence in the outlook for our business.

Impact from COVID-19

We continue to navigate through the challenging times presented by COVID-19, with a sharp focus on safeguarding our employees and helping our customers. Despite the unprecedented environment, our teams are executing at a high level and we are advancing our strategy.

While it is difficult to project how disruptive and protracted the pandemic will be, we do expect it will negatively impact our business for the remainder of 2020 and into 2021. We expect all of our segment results to be negatively impacted by the COVID-19 pandemic. We expect our hardware revenues to be most impacted while our recurring revenue streams is expected to be more resilient.

The COVID-19 pandemic is complex and rapidly evolving. The ultimate impact on our overall financial condition and operating results will depend on the currently unknowable duration and severity of the pandemic, as well as any additional governmental and public actions taken in response. We are in the process of evaluating the long-term impact that COVID-19 may have on our business model which may result in charges in the fourth quarter of 2020. These charges may include both cash and non-cash items. There can be no assurance that the measures we have taken or will take will completely offset the negative impact of COVID-19.

2020 Third Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. Eastern Time to discuss the third quarter 2020 results. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com. Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 786-460-7169 (International Toll) and entering the participant passcode 7622865.

More information on NCR’s Q3 2020 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.
About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading software- and services-led enterprise provider in the financial, retail and hospitality industries. NCR is headquartered in Atlanta, Ga., with 36,000 employees globally. NCR is a trademark of NCR Corporation in the United States and other countries.

Website: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: https://www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”), including statements containing the words “expect,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” “may” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements in this release include, without limitation, statements regarding NCR’s plans to manage its business through the novel strain of the coronavirus identified in late 2019 (“COVID-19”) pandemic and the health and safety of our customers and employees; the expected impact of the COVID-19 pandemic on NCR’s Banking, Retail and Hospitality segments including the impact on our customers’ businesses and their ability to pay; expectations regarding our operating goals and actions to manage these goals; expectations regarding our cash flow generation, cash reserve, liquidity, financial flexibility, and impact of the COVID-19 pandemic on our employee base; expectations regarding our ability to capitalize on market opportunities; expectations regarding long-term strategy; NCR’s financial outlook (including the section entitled “Impact from COVID-19”); expectations regarding our continued focus on our long-term fundamentals, including, but, not limited to, execution of NCR's recurring revenue strategy and expected areas of focus to drive growth and create long-term stockholder value. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: the impact of the COVID-19 pandemic on our workforce, operations and financial results, including the impact on our customer’s businesses; manufacturing disruptions, including those caused by or related to outsourced manufacturing or disruptions in our supply chain due to the COVID-19 pandemic; strength of demand for the products we offer or will offer in the future consistent with our strategy and its effect on our businesses; domestic and global economic and credit conditions including, in particular, those resulting from the imposition or threat of protectionist trade policies or import or export tariffs, global and regional market conditions and spending trends in the financial services and retail industries, new tax legislation across multiple jurisdictions, modified or new global or regional trade agreements, execution of the United Kingdom's exit from the European Union, uncertainty over further potential changes in Eurozone participation and fluctuations in oil and commodity prices; the transformation of our business and shift to increased software and services revenue, as well as recurring revenue; our ability to improve execution in our sales and services organizations; our ability to successfully introduce new solutions and compete in the technology industry; cybersecurity risks and compliance with data privacy and protection requirements; the possibility of disruptions in or problems with our data center hosting facilities; the impact of the March 2020 tornadoes in the greater Nashville area on an NCR Global Fulfillment Center in Mt. Juliet, Tennessee operated by a third party, including the sufficiency and effectiveness of our or our third-party logistics partner’s business continuity plans, the adequacy of our property damage and business interruption insurance coverage and our ability to recover under the applicable policies; defects or errors in our products; the impact of our indebtedness and its terms on our financial and operating activities; the historical seasonality of our sales; tax rates and tax legislation; foreign currency fluctuations; the success of our restructuring plans and cost reduction savings initiatives; the availability and success of acquisitions, divestitures and alliances; our pension strategy and underfunded pension obligations; reliance on third party suppliers; the impact of the terms of our Series A Convertible Preferred Stock; our multinational operations, including in new and emerging markets; collectability difficulties in subcontracting relationships in certain geographical markets; development and protection of intellectual property; the impact of intellectual property litigation and claims; workforce turnover and the ability to attract and retain skilled employees; uncertainties or delays associated with the transition of key business leaders; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims, and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Non-GAAP Diluted Earnings Per Share (EPS), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Operating Margin Rate (non-GAAP), Other (Expense) (non-GAAP), Income Tax Expense (non-GAAP), Effective Income Tax Rate (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s non-GAAP diluted EPS, gross margin (non-GAAP), gross margin rate (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), operating margin rate (non-GAAP), other (expense) (non-GAAP), income tax expense (non-GAAP), effective income tax rate (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding, as applicable, pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits as well as other special items, including amortization of acquisition related intangibles and transformation and restructuring activities, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income from operations, operating margin rate, other (expense), income tax expense, effective income tax rate and net income from continuing operations attributable to NCR, respectively. Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) NCR believes that Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) provides useful information to investors because it is an indicator of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures, strategic acquisitions and other investments. NCR determines Adjusted EBITDA for a given period based on its GAAP net income from continuing operations attributable to NCR plus interest expense, net; plus income tax expense (benefit); plus depreciation and amortization; plus other income (expense); plus pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles.

Free Cash Flow. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures, which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow does not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR’s management believes that presentation of financial measures without this result is more representative of the company's period-over-period operating performance and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below.

Use of Certain Terms

Recurring revenue includes all revenue streams from contracts where there is a predictable revenue pattern that will occur at regular intervals with a relatively high degree of certainty. This includes hardware and software maintenance revenue, cloud revenue, payment processing revenue, certain professional services arrangements as well as term-based software license arrangements that include customer termination rights.

Reconciliation of Gross Margin (GAAP) to Gross Margin (Non-GAAP)

$ in millions	Q3 2020	Q3 2019
Gross Margin (GAAP)	$427	$507
Transformation and restructuring costs	14	1
Acquisition-related amortization of intangibles	5	5
Gross Margin (Non-GAAP)	$446	$513

Reconciliation of Gross Margin Rate (GAAP) to Gross Margin Rate (Non-GAAP)

	Q3 2020	Q3 2019
Gross Margin Rate (GAAP)	26.9%	28.4%
Transformation and restructuring costs	0.9%	0.1%
Acquisition-related amortization of intangibles	0.3%	0.3%
Gross Margin Rate (Non-GAAP)	28.1%	28.8%

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (Non-GAAP)

$ in millions	Q3 2020	Q3 2019
Operating Expenses (GAAP)	$309	$335
Transformation and restructuring costs	(5)	(6)
Acquisition-related amortization of intangibles	(16)	(17)
Acquisition-related costs	—	(1)
Operating Expenses (Non-GAAP)	$288	$311

Reconciliation of Income from Operations (GAAP) to Operating Income (Non-GAAP)

$ in millions	Q3 2020	Q3 2019
Income (Loss) from Operations (GAAP)	$118	$172
Transformation and restructuring costs	19	7
Acquisition-related amortization of intangibles	21	22
Acquisition-related costs	—	1
Operating Income (Non-GAAP)	$158	$202

Reconciliation of Other (Expense) (GAAP) to Other (Expense) (non-GAAP)

$ in millions	Q3 2020	Q3 2019
Income (Loss) from Operations (GAAP)	$(86)	$(64)
Debt Refinancing	20	6
Operating Income (Non-GAAP)	$(66)	$(58)

Reconciliation of Income Tax (Benefit) Expense (GAAP) to Income Tax Expense (Non-GAAP)

$ in millions	Q3 2020	Q3 2019
Income Tax (Benefit) Expense (GAAP)	$—	$4
Transformation and restructuring costs	5	2
Acquisition-related amortization of intangibles	4	4
Acquisition-related costs	—	(2)
Debt refinancing	5	1
Valuation allowance release & other tax adjustments	—	25
Income Tax Expense (Non-GAAP)	$14	$34

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to Earnings Before Interest, Depreciation, Taxes and Amortization (Adjusted EBITDA)

$ in millions	Q3 2020	Q3 2019
Net Income (Loss) from Continuing Operations Attributable to NCR (GAAP)	$31	$105
Transformation and restructuring costs	19	7
Acquisition-related amortization of intangibles	21	22
Acquisition-related costs	—	1
Depreciation and amortization (excluding acquisition-related amortization of intangibles)	70	59
Loss on extinguishment of debt	20	—
Interest expense	60	53
Interest income	(3)	(1)
Income tax expense (benefit)	—	4
Stock-based compensation expense	31	28
Adjusted EBITDA (Non-GAAP)	$249	$278

Reconciliation of Diluted Earnings Per Share from Continuing Operations (GAAP) to
Non-GAAP Diluted Earnings Per Share from Continuing Operations (Non-GAAP)

	Q3 2020	Q3 2019
Diluted Earnings Per Share (GAAP) (1)	$0.19	$0.21
Transformation and restructuring costs	0.10	0.03
Acquisition-related amortization of intangibles	0.12	0.12
Acquisition-related costs	—	0.02
Debt refinancing	0.10	0.03
Valuation allowance release & other tax adjustments	—	(0.17)
Diluted Earnings Per Share (Non-GAAP) (1)	$0.54	$0.73

(1)     Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (Non-GAAP)

	QTD	QTD	YTD	YTD
$ in millions	Q3 2020	Q3 2019	Q3 2020	Q3 2019
Net cash provided by (used in) operating activities	$212	$155	$495	$226
Total capital expenditures	(60)	(82)	(200)	(220)
Net cash provided by (used in) discontinued operations	(2)	(16)	4	(27)
Free cash flow	$150	$57	$299	$(21)

Reconciliation of Revenue Growth % (GAAP) to
Revenue Growth Constant Currency % (Non-GAAP)

	Three months ended September 30, 2020
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Constant Currency % (Non-GAAP)
Banking	(18)%	(1)%	(17)%
Retail	3%	1%	2%
Hospitality	(20)%	—%	(20)%
Other	(3)%	2%	(5)%
Total Revenue	(11)%	—%	(11)%

	Three months ended September 30, 2020
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Adjusted Constant Currency % (Non-GAAP)
Software	(9)%	—%	(9)%
Services	2%	(1)%	3%
Hardware	(26)%	—%	(26)%
ATM	(40)%	—%	(40)%
SCO/POS	(6)%	1%	(7)%
Total Revenue	(11)%	—%	(11)%

	Three months ended September 30, 2020
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Adjusted Constant Currency % (Non-GAAP)
Recurring Revenue	5%	(1)%	6%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended September 30
	Three Months		Nine Months
	2020	2019	2020	2019
Revenue
Product	$521	$712	$1,476	$1,915
Service	1,068	1,071	3,100	3,114
Total Revenue	1,589	1,783	4,576	5,029
Cost of products	452	555	1,254	1,547
Cost of services	710	721	2,126	2,093
Total gross margin	427	507	1,196	1,389
% of Revenue	26.9%	28.4%	26.1%	27.6%
Selling, general and administrative expenses	254	271	743	775
Research and development expenses	55	64	169	185
Income (loss) from operations	118	172	284	429
% of Revenue	7.4%	9.6%	6.2%	8.5%
Loss on extinguishment of debt	(20)	—	(20)	—
Interest expense	(60)	(53)	(167)	(143)
Other expense, net	(6)	(11)	(10)	(28)
Total other expense, net	(86)	(64)	(197)	(171)
Income (loss) from continuing operations before income taxes	32	108	87	258
% of Revenue	2.0%	6.1%	1.9%	5.1%
Income tax expense (benefit)	—	4	(33)	28
Income (loss) from continuing operations	32	104	120	230
Loss from discontinued operations, net of tax	—	(15)	—	(15)
Net income (loss)	32	89	120	215
Net income (loss) attributable to noncontrolling interests	1	(1)	2	—
Net income (loss) attributable to NCR	$31	$90	$118	$215
Amounts attributable to NCR common stockholders:
Income (loss) from continuing operations	$31	$105	$118	$230
Dividends on convertible preferred stock	(6)	(79)	(19)	(104)
Income (loss) from continuing operations attributable to NCR common stockholders	25	26	99	126
Loss from discontinued operations, net of tax	—	(15)	—	(15)
Net income (loss) attributable to NCR common stockholders	$25	$11	$99	$111
Income (loss) per share attributable to NCR common stockholders:
Income (loss) per common share from continuing operations
Basic	$0.19	$0.21	$0.77	$1.05
Diluted (1)	$0.19	$0.21	$0.76	$1.03
Net income (loss) per common share
Basic	$0.19	$0.09	$0.77	$0.92
Diluted (1)	$0.19	$0.09	$0.76	$0.90
Weighted average common shares outstanding
Basic	128.5	121.4	128.2	120.3
Diluted (1)	129.7	123.4	129.8	122.7

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended September 30
	Three Months				Nine Months
	2020	2019	% Change	% Change Constant Currency	2020	2019	% Change	% Change Constant Currency
Revenue by segment
Banking	$777	$942	(18)%	(17)%	$2,303	$2,568	(10)%	(9)%
Retail	556	539	3%	2%	1,511	1,608	(6)%	(6)%
Hospitality	173	216	(20)%	(20)%	502	611	(18)%	(17)%
Other	83	86	(3)%	(5)%	260	242	7%	8%
Total Revenue	$1,589	$1,783	(11)%	(11)%	$4,576	$5,029	(9)%	(8)%
Operating income by segment
Banking	$99	$146			$294	$370
Banking operating income margin %	12.7%	15.5%			12.8%	14.4%
Retail	45	36			67	102
Retail operating income margin %	8.1%	6.7%			4.4%	6.3%
Hospitality	7	10			(2)	39
Hospitality operating income margin %	4.0%	4.6%			(0.4)%	6.4%
Other	7	10			19	30
All Other operating income margin %	8.4%	11.6%			7.3%	12.4%
Subtotal-segment operating income	$158	$202			$378	$541
Total Revenue operating income margin %	9.9%	11.3%			8.3%	10.8%
Other adjustments (1)	40	30			94	112
Total income from operations	$118	$172			$284	$429

(1)The following table presents the other adjustments for NCR:

	For the Periods Ended September 30
	Three Months		Nine Months
In millions	2020	2019	2020	2019
Transformation and restructuring costs	$19	$7	$32	$47
Acquisition-related amortization of intangible assets	21	22	62	64
Acquisition-related costs	—	1	—	1
Total other adjustments	$40	$30	$94	$112

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	September 30, 2020	June 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$1,605	$1,681	$509
Accounts receivable, net of allowances of $55, $54, and $44 as of September 30, 2020, June 30, 2020 and December 31, 2019, respectively	1,248	1,249	1,490
Inventories	748	782	784
Other current assets	396	424	361
Total current assets	3,997	4,136	3,144
Property, plant and equipment, net	384	394	413
Goodwill	2,828	2,823	2,832
Intangibles, net	547	562	607
Operating lease assets	347	347	391
Prepaid pension cost	193	182	178
Deferred income taxes	871	849	821
Other assets	661	656	601
Total assets	$9,828	$9,949	$8,987
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$222	$217	$282
Accounts payable	676	680	840
Payroll and benefits liabilities	289	249	308
Contract liabilities	512	563	502
Other current liabilities	579	585	606
Total current liabilities	2,278	2,294	2,538
Long-term debt	4,266	4,473	3,277
Pension and indemnity plan liabilities	875	864	858
Postretirement and postemployment benefits liabilities	119	114	111
Income tax accruals	94	91	92
Operating lease liabilities	336	334	369
Other liabilities	253	254	240
Total liabilities	8,221	8,424	7,485
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.4 issued and outstanding as of September 30, 2020, June 30, 2020 and December 31, 2019, respectively; redemption amount and liquidation preference of $411 as of September 30, 2020, $405 as of June 30, 2020 and $399 as of December 31, 2019	408	402	395
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of September 30, 2020, June 30, 2020 and December 31, 2019, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 128.5, 128.2 and 127.7 shares issued and outstanding as of September 30, 2020, June 30, 2020 and December 31, 2019, respectively	1	1	1
Paid-in capital	332	300	312
Retained earnings	1,159	1,134	1,060
Accumulated other comprehensive loss	(297)	(315)	(269)
Total NCR stockholders' equity	1,195	1,120	1,104
Noncontrolling interests in subsidiaries	4	3	3
Total stockholders' equity	1,199	1,123	1,107
Total liabilities and stockholders' equity	$9,828	$9,949	$8,987

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended September 30
	Three Months		Nine Months
	2020	2019 As Revised(1)	2020	2019 As Revised(1)
Operating activities
Net income (loss)	$32	$89	$120	$215
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	—	15	—	15
Loss on debt extinguishment	20	—	20	—
Depreciation and amortization	93	89	269	249
Stock-based compensation expense	31	28	76	76
Deferred income taxes	(16)	(18)	(46)	(35)
Impairment of other assets	—	—	4	—
Gain on sale of property, plant and equipment	—	—	(2)	(6)
Changes in assets and liabilities:
Receivables	13	(83)	266	(154)
Inventories	42	(14)	28	(78)
Current payables and accrued expenses	36	76	(194)	(68)
Contract liabilities	(50)	(39)	6	37
Employee benefit plans	12	(4)	9	(13)
Other assets and liabilities	(1)	16	(61)	(12)
Net cash provided by operating activities	212	155	495	226
Investing activities
Expenditures for property, plant and equipment	(5)	(18)	(23)	(53)
Proceeds from sale of property, plant and equipment	—	—	7	11
Additions to capitalized software	(55)	(64)	(177)	(167)
Business acquisitions, net	—	(74)	(25)	(86)
Purchases of investments	(8)	—	(14)	—
Proceeds from sales of investments	9	—	20	—
Other investing activities, net	(2)	—	(3)	5
Net cash used in investing activities	(61)	(156)	(215)	(290)
Financing activities
Short term borrowings, net	—	—	—	4
Payments on term credit facilities	(3)	(720)	(7)	(759)
Payments on revolving credit facilities	(50)	(1,165)	(716)	(2,079)
Payments of senior unsecured notes	(1,300)	(500)	(1,300)	(500)
Borrowings on term credit facilities	1	350	4	350
Borrowings on revolving credit facilities	56	1,562	1,460	2,459
Proceeds from issuance of senior unsecured notes	1,100	1,000	1,500	1,000
Debt issuance costs	(13)	(28)	(21)	(28)
Call premium paid for debt extinguishment	(15)	—	(15)	—
Series A Preferred Stock Dividends	—	(302)	(6)	(302)
Repurchases of Common Stock	—	(96)	(41)	(96)
Proceeds from employee stock plans	3	2	12	12
Tax withholding payments on behalf of employees	(2)	(13)	(27)	(29)
Net change in client funds obligations	(3)	(2)	(6)	(2)
Principal payments for finance lease obligations	(3)	—	(9)	—
Other financing activities	(1)	(1)	(1)	(1)
Net cash provided by (used in) financing activities	(230)	87	827	29
Cash flows from discontinued operations
Net cash provided by (used in) discontinued operations	(2)	(16)	4	(27)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(8)	(16)	(7)
Increase (decrease) in cash, cash equivalents, and restricted cash	(81)	62	1,095	(69)
Cash, cash equivalents and restricted cash at beginning of period	1,739	401	563	532
Cash, cash equivalents, and restricted cash at end of period	$1,658	$463	$1,658	$463
(1) Certain amounts have been revised for the three and nine months ended September 30, 2019 to correct for errors related to the business activities of JetPay Corporation, a wholly-owned subsidiary, which will be more fully described in our upcoming Form 10-Q filing.